Exhibit 99.1

FOR IMMEDIATE RELEASE

BUCA, Inc. 1300 Nicollet Mall, Suite 5003 Minneapolis, MN 55403 www.bucainc.com	Investor Relations Contact: Integrated Corporate Relations Kathleen Heaney (203) 803-3585

BUCA, Inc. Receives Notice from Nasdaq

Regarding Minimum Bid Price Rule Violation

Minneapolis, Minnesota, February 14, 2008—BUCA, Inc. (NASDAQ: BUCA), today announced that it received a letter from the Nasdaq Stock Market dated February 8, 2008, notifying the Company that for the previous 30 consecutive business days, the bid price of the company’s common stock closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4450(a)(5). In accordance with Marketplace Rule 4450(e)(2), the Company will be provided 180 calendar days, or until August 6, 2008, to regain compliance. In order to regain compliance, the bid price of the Company’s common stock must meet or exceed $1.00 per share for at least 10 consecutive business days before expiration of the 180-day period, although the letter also states that the Nasdaq staff has the discretion to require compliance for a period in excess of 10 consecutive business days, but generally no more than 20 consecutive business days, under certain circumstances.

If the Company cannot demonstrate compliance with Rule 4450(a)(5) by August 6, 2008, the Nasdaq staff will provide written notification that its securities will be delisted. At that time, the Company may appeal the determination to delist its securities to a Listing Qualifications Panel.

The Company intends to monitor the bid price of its common stock and consider available options if its common stock does not trade at a level likely to result in the Company regaining compliance with Nasdaq’s minimum bid price rule by August 6, 2008.

About the Company:

BUCA, Inc. owns and operates 89 highly acclaimed Italian restaurants under the name Buca di Beppo in 25 states and the District of Columbia.

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